Exhibit 10.24

[DATE]

[______]

Via E-mail

Re: Special Founder RSU Award

Dear [_____]:

As you know, on October 19, 2025, Evernorth Holdings, Inc. (the “Company”), Pathfinder Digital Assets LLC (“Pathfinder”) and Armada Acquisition Corp. II entered into that certain Business Combination Agreement (as may be amended from time to time, the “BCA”), pursuant to which the Company will become a publicly traded company, with Pathfinder continuing as a subsidiary of the Company (the transactions contemplated by the BCA, the “Transactions”).

As a critical member of our team and to the success of our business following the consummation of the Transactions (the “Closing”), we are pleased to inform you that you will be granted an award of restricted stock units (the “RSU Award”) with respect to shares of the Company’s Class A common stock, $0.001 par value (“Common Stock”), having an aggregate grant date fair value equal to $750,000, subject to (i) approval by the compensation committee (the “Committee”) of the board of directors of the Company of the RSU Award, (ii) approval by the Company’s shareholders of the adoption of the Plan (as defined below) and (iii) your remaining employed with the Company and its subsidiaries through the date that the RSU Award is granted to you.

The RSU Award will be granted to you as soon as reasonably practicable following the date that the Company first registers the shares of its Common Stock reserved under the 2026 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”) pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (which is anticipated to occur approximately 60 days following the Closing).

The RSU Award will vest as follows: (i) 25% on the later of (a) the first anniversary of the Closing and (b) the first date following the Closing upon which the Rule 144 exemption under the Securities Act of 1933, as amended, becomes available with respect to the resale of the shares of Common Stock; (ii) 25% on the second anniversary of the Closing; and (iii) 50% on the third anniversary of the Closing, in each case, subject to your continued employment with the Company and its subsidiaries through the applicable vesting date. However, in the event of a Change in Control (as defined in the Plan), the then-unvested portion of the RSU Award will accelerate and vest as of immediately prior to the Change in Control, subject to your remaining employed and in good standing with the Company and its subsidiaries through the Change in Control.

The RSU Award will be granted under, and subject to the terms and conditions of, the Plan and an applicable award agreement to be provided to you at the time of grant, in each case which will control in the event of a conflict herewith.

We look forward to your continued contributions towards the Closing and the success of our business.

Very truly yours,

EVERNORTH HOLDINGS, INC.
By:

ACCEPTED AND AGREED:

[_________]	Date: